Exhibit 10.12.2

KEY EMPLOYEE DEFERRED COMPENSATION PLAN OF

CONOCOPHILLIPS

TITLE II

(Effective for benefits earned or vested after

December 31, 2004)

2012 RESTATEMENT

The Key Employee Deferred Compensation Plan of ConocoPhillips is hereby amended and restated effective as of the “Effective Time” defined in the Employee Matters Agreement by and between ConocoPhillips and Phillips 66 (the “Effective Time”) and conditioned on the occurrence of the “Distribution” defined in such Employee Matters Agreement (the “Distribution”).

PURPOSE

The purpose of the Key Employee Deferred Compensation Plan of ConocoPhillips (the “Plan”) is to attract and retain key employees by providing them with an opportunity to defer receipt of cash amounts which otherwise would be paid to them under various compensation programs or plans by a Participating Subsidiary. Title I of this Plan is effective with regard to benefits earned and vested prior to January 1, 2005, while Title II of this Plan is effective with regard to benefits earned or vested after December 31, 2004. Earnings, gains, and losses shall be allocated to the Title of the Plan to which the underlying obligations giving rise to them are allocated. The Plan is sponsored and maintained by ConocoPhillips Company.

This Title II of the Plan is intended (1) to comply with Code section 409A, as enacted as part of the American Jobs Creation Act of 2004, and official guidance issued thereunder, and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated, and administered in a manner consistent with these intentions.

SECTION 1. Definitions.

(a)	“Award” shall mean the United States cash dollar amount (i) allotted to an Employee under the terms of an Incentive Compensation Plan or a Long Term Incentive Plan, or (ii) required to be credited to an Employee’s Deferred Compensation Account pursuant to the terms of an Award or of an Incentive Compensation Plan, the Long Term Incentive Compensation Plan, the Strategic Incentive Plan, a Long Term Incentive Plan, or any similar plans, or any administrative procedure adopted pursuant thereto, or (iii) credited as a result of an Employee’s voluntary reduction of Salary, or (iv) any other amount determined by the Committee to be an Award under the Plan.

(b)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

(c)	“Committee” shall mean the Human Resources and Compensation Committee of the Board of Directors of ConocoPhillips.

(d)	“Company” shall mean ConocoPhillips Company, a Delaware corporation, or any successor corporation. The Company is a subsidiary of ConocoPhillips.

(e)	“ConocoPhillips” shall mean ConocoPhillips, a Delaware corporation, or any successor corporation. ConocoPhillips is a publicly held corporation and the parent of the Company.

(f)	“Controlled Group” shall mean ConocoPhillips and its Subsidiaries.

(g)	“Deferred Compensation Account” shall mean an account established and maintained for each Participant in which is recorded the amounts of Awards deferred by a Participant, the deemed gains, losses, and earnings accrued thereon, and payments made therefrom all in accordance with the terms of the Plan.

(h)	“Election Form” shall mean a written form, including one in electronic format, provided by the Plan Administrator pursuant to which a Participant may elect the time and form of payment of his or her Benefit.

(i)	“Employee” shall mean any individual who is a salaried employee of the Company or of a Participating Subsidiary who is eligible to receive an Award from an Incentive Compensation Plan and at the time of the Award is classified as a ConocoPhillips salary grade 19 or above or any equivalent salary grade at a Participating Subsidiary.

(j)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

(k)	“Heritage Conoco Employee” shall mean an individual employed by Conoco Inc., Conoco Pipe Line Company, or Louisiana Gas Systems Inc. prior to January 1, 2003; provided, however, that an individual who has been terminated from employment with a member of the Controlled Group at any time and rehired by a member of the Controlled Group after January 1, 2003, shall not be considered a Heritage Conoco Employee for purposes of this Plan.

(l)	“Incentive Compensation Plan” shall mean the ConocoPhillips Variable Cash Incentive Program, the Incentive Compensation Plan of Phillips Petroleum Company, or the Annual Incentive Compensation Plan of Phillips Petroleum Company, the Special Incentive Plan for Former Tosco Executives, the Conoco Inc. Global Variable Compensation Plan, or a similar plan of a Participating Subsidiary, or any similar or successor plans, or all, as the context may require.

(m)	“Long-Term Incentive Compensation Plan” shall mean the Long-Term Incentive Compensation Plan of Phillips Petroleum Company, which was terminated December 31, 1985.

(n)	“Long-Term Incentive Plan” shall mean the ConocoPhillips Performance Share Program, the ConocoPhillips Restricted Stock Program, the Phillips Petroleum Company Long-Term Incentive Plan, or a similar or successor plan of any of them, established under an Omnibus Securities Plan.

(o)	“Omnibus Securities Plan” shall mean the 2011 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, the 2009 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, the 2004 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, the 2002 Omnibus Securities Plan of Phillips Petroleum Company, the Omnibus Securities Plan of Phillips Petroleum Company, the 1998 Stock and Performance Incentive Plan of ConocoPhillips, the 1998 Key Employee Stock Plan of ConocoPhillips, or a similar or successor plan of any of them.

(p)	“Participant” shall mean a person for whom a Deferred Compensation Account is maintained.

(q)	“Participating Subsidiary” shall mean a Subsidiary that has adopted one or more plans making participants eligible for participation in this Plan and one or more Employees of which are Potential Participants.

(r)	“Plan Administrator” shall mean the Vice President, Human Resources of the Company, or his or her successor.

(s)	“Potential Participant” shall mean a person who has received a notice specified in Section 2.

(t)	“Restricted Stock” and “Restricted Stock Units” shall mean respectively shares of Stock and units each of which shall represent a hypothetical share of Stock, which have certain restrictions attached to the ownership thereof or the delivery of shares pursuant thereto.

(u)	“Retirement” or “Retire” or “Retiring” shall mean Separation from Service from the Controlled Group on or after age 55 or above and on or after the earliest early retirement date as defined in applicable title of the ConocoPhillips Retirement Plan or of the applicable retirement plan of a Participating Company.

(v)	“Schedule A Employee” shall mean an Employee whose name appears in Schedule A attached to and made a part of this Plan.

(w)	“Separation from Service” shall mean the date on which the Participant separates from service with the Controlled Group within the meaning of Code section 409A, whether by reason of death, disability, retirement, or otherwise. In determining Separation from Service, with regard to a bona fide leave of absence that is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for the six-month period set forth in section 1.409A-1(h)(1)(i) of the regulations issued under section 409A of the Code, as allowed thereunder.

(x)	“Settlement Date” shall mean the date on which all acts under an Incentive Compensation Plan or the Long-Term Incentive Compensation Plan or actions directed by the Committee, as the case may be, have been taken which are necessary to make an Award payable to the Participant.

(y)	“Salary” shall mean the monthly equivalent rate of pay for an Employee before adjustments for any before-tax voluntary reductions.

(z)	“Stock” means shares of common stock of ConocoPhillips, par value $.01.

(aa)	“Strategic Incentive Plan” shall mean the Strategic Incentive Plan portion of the 1986 Stock Plan of Phillips Petroleum Company, of the 1990 Stock Plan of Phillips Petroleum Company, of the Phillips Petroleum Company Omnibus Securities Plan, and of any successor plans of similar nature.

(bb)	“Subsidiary” shall mean any corporation or other entity that is treated as a single employer with ConocoPhillips under section 414(b) or (c) of the Code. In applying section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under section 414(b) of the Code and for purposes of determining trades or businesses (whether or not incorporated) under common control under regulation section 1.414(c)-2 for purposes of section 414(c) of the Code, the language “at least 80%” shall be used without substitution as allowed under regulations pursuant to section 409A of the Code.

(cc)	“Trustee” shall mean the trustee of the grantor trust established for this Plan by a trust agreement between the Company and the trustee, or any successor trustee.

SECTION 2. Notification of Potential Participants.

(a)

Incentive Compensation Plan. Each year after 2008, at such times as the Plan Administrator may determine, Employees who are expected to be eligible to receive an Award for the immediately following calendar year under an Incentive Compensation Plan will be notified and given the opportunity to make an election, using the Election Form or in such other manner prescribed by the Plan Administrator, to defer all or part of such Award; provided, however, that in the case of an Award under an Incentive Compensation Plan determined by the Plan

Administrator to be “performance-based compensation” under Code section 409A, the Plan Administrator may delay the notification and opportunity to make an election until no later than June 30 of the year for which the Award is to be made.

(b)	Salary Reduction. With regard to each year, at such times as the Plan Administrator may determine, Employees on the U.S. dollar payroll will be notified and given the opportunity to make an election, using the Election Form or in such other manner prescribed by the Plan Administrator, to make a voluntary reduction of Salary for each pay period of the following calendar year, in which case the Company will credit a like amount as an Award hereunder, provided that the amount of such voluntary reduction shall not be less than 1% nor more than 50% of the Employee’s Salary per pay period.

SECTION 3. Election to Defer Award or Reduce Salary.

(a)	Incentive Compensation Plan. If a Potential Participant elects to defer under this Plan all or any part of the Award to which a notice received under Section 2(a) pertains, the Potential Participant must make such election, using the Election Form or in such other manner prescribed by the Plan Administrator, which must be received on or before December 31 of the year in which said Section 2(a) notice was received (or at such earlier time as may be prescribed by the Plan Administrator). The Potential Participant’s election shall become irrevocable on December 31 of the year in which said Section 2(a) notice was received (except in the case of an election for an Award under an Incentive Compensation Plan determined by the Plan Administrator to be “performance-based compensation” under Code section 409A, the election shall become irrevocable on June 30 of the year for which the Award is to be made), subject to the provisions Section 5(d). If an election is not properly made and timely received, the Potential Participant will be deemed to have elected to receive and not to defer any such Incentive Compensation Plan Award.

(b)	Salary Reduction. If a Potential Participant elects to voluntarily reduce Salary to which a notice received under Section 2(b) pertains and receive an Award hereunder in lieu thereof, the Potential Participant must make an election, using the Election Form or in such other manner prescribed by the Plan Administrator, which must be received on or before December 31 (or such earlier time as may be prescribed by the Plan Administrator) prior to the beginning of the calendar year of the elected deferral. Such election must be in writing signed by the Potential Participant, and must state the amount of the salary reduction the Potential Participant elects. Such election becomes irrevocable on December 31 prior to the beginning of the calendar year, subject to the provisions Section 5(d). If an election is not properly made and timely received, the Potential Participant will be deemed to have elected to receive and not to defer any such Salary.

SECTION 4. Deferred Compensation Accounts.

(a)	Credit for Deferral. Amounts deferred pursuant to Section 3(a) will be credited to a Deferred Compensation Account for the Participant for the calendar year in which the amounts are deferred not later than 30 days after the Settlement Date of the Incentive Compensation Plan.

If an Award in the form of Restricted Stock or Restricted Stock Units provides that, in certain instances the Restricted Stock or Restricted Stock Units shall be cancelled and a market value in lieu thereof be credited to a Deferred Compensation Account for the Participant, then the market value shall be credited to a Deferred Compensation Account for the Participant as of the day that the Award in the form of Restricted Stock or Restricted Stock Units is cancelled. The market value of the underlying Restricted Stock or the shares represented by the Restricted Stock Units awarded under a Long Term Incentive Plan, under an Incentive Compensation Plan that began on or after January 1, 2003, under an Omnibus Securities Plan (with regard to awards made on or after January 1, 2003), and for the Special Stock Awards issued on October 22, 2002, shall be the monthly average Fair Market Value of the Stock during the calendar month preceding the month in which the restrictions lapse or shares are to be delivered as applicable. The monthly average Fair Market Value of the Stock is the average of the daily Fair Market Value of the Stock for each trading day of the month. For Awards made prior to those times, the market value of the underlying Restricted Stock or the shares represented by the Restricted Stock Units, as applicable, shall be based on the higher of (i) the average of the high and low selling prices of the Stock on the date the restrictions lapse or the last trading day before the day the restrictions lapse if such date is not a trading day or (ii) the average of the high three monthly Fair Market Values of the Stock during the twelve calendar months preceding the month in which the restrictions lapse. The monthly Fair Market Value of the Stock is the average of the daily Fair Market Value of the Stock for each trading day of the month. The daily Fair Market Value of the Stock shall be deemed equal to the average of the high and low selling prices of the Stock on the New York Stock Exchange.

Amounts deferred pursuant to other provisions of this Plan shall be credited to a Deferred Compensation Account for the Participant for the calendar year in which such amounts are deferred not later than 30 days after the date the Award or Salary would otherwise be payable.

(b)

Designation of Investments. The amount in each Deferred Compensation Account of a Participant shall be deemed to have been invested and reinvested from time to time, in such “eligible securities” as the Participant shall designate. Prior to or in the absence of a Participant’s designation, the Company shall designate an “eligible security” in which the Participant’s Deferred Compensation Account shall be deemed to have been invested until designation instructions are received from the Participant. Eligible securities are those securities designated by the Chief Financial Officer of ConocoPhillips, or his successor. The Chief Financial Officer of ConocoPhillips may include as eligible securities, stocks listed on a national securities exchange, and bonds, notes, debentures, corporate or governmental, either listed on a national securities exchange or for which price quotations are published in The Wall Street Journal and shares issued by investment companies commonly known as “mutual funds.” The Deferred Compensation Accounts of a Participant will be adjusted to reflect the deemed gains, losses, and earnings as though the amount deferred was actually invested and reinvested in the eligible securities for each Deferred Compensation Account of the Participant.

Notwithstanding anything to the contrary in this section 4(b), in the event the Company (or any trust maintained for this purpose) actually purchases or sells such securities in the quantities and at the times the securities are deemed to be purchased or sold for a Deferred Compensation Account of a Participant, the Account shall be adjusted accordingly to reflect the price actually paid or received by the Company for such securities after adjustment for all transaction expenses incurred (including without limitation brokerage fees and stock transfer taxes).

In the case of any deemed purchase not actually made by the Company, the Deferred Compensation Account shall be charged with a dollar amount equal to the quantity and kind of securities deemed to have been purchased multiplied by the fair market value of such security on the date of reference and shall be credited with the quantity and kind of securities so deemed to have been purchased. In the case of any deemed sale not actually made by the Company, the account shall be charged with the quantity and kind of securities deemed to have been sold, and shall be credited with a dollar amount equal to the quantity and kind of securities deemed to have been sold multiplied by the fair market value of such security on the date of reference. As used in this paragraph “fair market value” means in the case of a listed security the closing price on the date of reference, or if there were no sales on such date, then the closing price on the nearest preceding day on which there were such sales, and in the case of an unlisted security the mean between the bid and asked prices on the date of reference, or if no such prices are available for such date, then the mean between the bid and asked prices to the nearest preceding day for which such prices are available.

The Plan Administrator may designate a third party to provide services that may include record keeping, Participant accounting, Participant communication, payment of installments to the Participant, tax reporting, and any other services specified in an agreement with such third party.

(c)

Payments. A Participant’s Deferred Compensation Account shall be debited with respect to payments made from the account pursuant to this Plan as of the date such payments are made from the account. Payments shall be made on the dates specified in the elections of the Participant; provided, however, that the Participant shall have no right to complain or make a claim about the date of a payment if such payment is made no earlier than 30 days prior to the specified date and no later than the end of the calendar year in which such specified date falls (or, if later, by the 15th day of the third calendar month following the specified date).

If any person to whom a payment is due hereunder is under legal disability as determined in the sole discretion of the Plan Administrator, the Plan Administrator shall have the power to cause the payment due such person to be made to such person’s guardian or other legal representative for the person’s benefit, and such payment shall constitute a full release and discharge of the Company, all members of the Controlled Group, the Plan Administrator, and any fiduciary of the Plan.

(d)	Statements. At least one time per year the Plan Administrator (or a third party acting for the Plan Administrator) will furnish each Participant a written statement setting forth the current balance in the Participant’s Deferred Compensation Account, the amounts credited or debited to such account since the last statement and the payment schedule of deferred Awards, and deemed gains, losses, and earnings accrued thereon as provided by the deferred payment option selected by the Participant. This provision shall be deemed satisfied if the Plan Administrator (or a third party acting for the Plan Administrator) makes such information available through electronic means, such as a web site, and informs affected Participants of the availability of the information and the manner of accessing it.

SECTION 5. Payments from Deferred Compensation Accounts.

(a)	Election of Method of Payment. At the time a Potential Participant submits an election to defer all or any part of an Award under an Incentive Compensation Plan as provided in Section 3(a) above or to reduce any part of salary as provided in Section 3(b) above, the Potential Participant shall also elect, using the Election Form or in such other manner prescribed by the Plan Administrator, which of the payment options, provided for in Paragraph (b) of this Section, shall apply to the deferred portion of said Award or salary adjusted for any deemed gains, losses, and earnings accrued thereon credited to the Participant’s Deferred Compensation Account under this Plan. Subject to Paragraph (d) of this Section, the election of the method of payment of the amount deferred shall become irrevocable on December 31 of the year in which the applicable Section 2(a) or (b) notice was received (except in the case of an election for an Award under an Incentive Compensation Plan determined by the Plan Administrator to be “performance-based compensation” under Code section 409A, the election shall become irrevocable on June 30 of the year in which said Section 2(a) or (b) notice was received). If an election does not properly indicate a time and method of payment, the Potential Participant will be deemed to have elected to receive such payment in a single lump sum at the earlier of death or the first of the calendar quarter following six months after Separation from Service other than by death.

(b)	Payment Options. A Potential Participant may elect, using an Election Form or in such other manner prescribed by the Plan Administrator, to have the deferred portion of an Incentive Compensation Plan Award or salary adjusted for any deemed gains, losses, and earnings accrued thereon paid:

(i)	(After Separation from Service) in 1 to 15 annual installments, in 2 to 30 semi-annual installments, or in 4 to 60 quarterly installments, the payment of the first of any of such installments to commence on the first day of the first calendar quarter which is on or after one year from the Participant’s Separation from Service and is no longer than five years from the Participant’s Separation from Service, subject to Paragraph (d) of this Section, or

(ii)

(Date Certain) with regard only to the deferred portion of an Incentive Compensation Award, in 1 to 15 annual installments, in 2 to 30 semi-annual installments, or in 4 to 60 quarterly installments, the payment of the first of any of such installments to commence on the first day of calendar quarter which is designated by the Participant, is at least one year after the date on which the election is made, and is not later than the 65th birthday of the Participant, subject to Paragraph (d) of this Section.

(iii)	In the event that no election is properly and timely made with regard to the time and method of payment under Section 5(b)(i), payment shall be made on the earlier of the death or the date which is the first of the calendar quarter following six months after the date of Separation from Service, whether by retirement, disability, or otherwise (other than by death), of the Participant, subject to Paragraph (d) of this Section.

(c)	Method of Payment of the Value of Restricted Stock and Restricted Stock Units. If an Award in the form of Restricted Stock or Restricted Stock Units provides that, in certain instances the Restricted Stock or Restricted Stock Units shall be cancelled and a market value in lieu thereof be credited to a Deferred Compensation Account for the Participant, payment of such Deferred Compensation Account shall be made on the earlier of the death or the date which is the first of the calendar quarter following six months after the date of Separation from Service, whether by retirement, disability, or otherwise (than death), of the Participant, subject to Paragraph (d) of this Section.

(d)	Change in Time or Form of Payment. A Participant may make an election to change the time or form of payment elected or set under Section 5 (including this Paragraph (d)), but only if the following rules are satisfied:

(1)	The election to change the time or form of payment may not take effect until at least twelve months after the date on which such election is made;

(2)	Payment under such election may not be made earlier than at least five years from the date the payment would have otherwise been made or commenced;

(3)	Such payment may commence as of the beginning of any calendar quarter;

(4)	An election to receive payments in installments shall be treated as a single payment for purposes of these rules;

(5)	The election may not result in an impermissible acceleration of payment prohibited under Code section 409A;

(6)	No more than four such elections shall be permitted with respect to each Deferred Compensation Account of a Participant; and

(7)	No payment may be made after the date that is twenty (20) years after the date of the Participant’s Separation from Service.

(e)	Effect of Taxation. If a portion of a Participant’s Benefit (and earnings, gains, and losses thereon) is includible in income under Code section 409A, such portion shall be distributed immediately to the Participant.

(f)	Installment Amount. The amount of each installment shall be determined by dividing the balance in the Participant’s Deferred Compensation Account as of the date the installment is to be paid, by the number of installments remaining to be paid (inclusive of the current installment).

(g)	Death of Participant. Upon the death of a Participant, the Participant’s beneficiary or beneficiaries designated in accordance with Section 8, or in the absence of an effective beneficiary designation, the surviving spouse, surviving children (natural or adopted) in equal shares, or the Estate of the deceased Participant, in that order of priority, shall receive payments in accordance with the payment option selected by the Participant or, if no payment option was properly and timely selected by the Participant with regard to a Deferred Compensation Account, upon the death of the Participant.

SECTION 6. Special Provisions for Former ARCO Alaska Employees.

Notwithstanding any provisions to the contrary, in order to comply with the terms of the Master Purchase and Sale Agreement (“Sale Agreement”) by which the Company acquired certain Alaskan assets of Atlantic Richfield Company (“ARCO”), a Participant who was eligible to participate in the ARCO employee benefit plans immediately prior to becoming an Employee and who was not employed by ARCO Marine, Inc. (a “former ARCO Alaska employee”) and who was classified as a grade 7 or 8 under ARCO’s job classification system and was eligible under ARCO’s Executive Deferral Plan to voluntarily reduce salary and defer the amount of the voluntary salary reduction and who was classified as a grade 31 or below at that time under Phillips Petroleum Company’s job classification system may, in a manner prescribed by the Plan Administrator, make an election to voluntarily reduce salary and defer the amount of the voluntary salary reduction for salary received for 2005 and receive a salary deferral credit under this Plan; provided, that all of the Plan provisions (other than eligibility to participate) shall apply to such an election.

SECTION 7. Schedule A Employees.

Notwithstanding any earlier election or indication of preference to participate in voluntary salary reductions to be deferred into the Plan in 2005 or deferrals into the Plan in 2005 of Awards under an Incentive Compensation Plan, Schedule A Employees shall have their participation in the Plan for 2005 revoked as to the salary reductions or Incentive Compensation Plan Award or both, as indicated on Schedule A to this Plan. Any such deferrals made in 2005 for such Schedule A Employees shall be returned to them (together with any earnings, gains, or losses thereon) on or before December 31, 2005.

SECTION 8. Designation of Beneficiary.

Each Participant shall designate a beneficiary or beneficiaries to receive the entire balance of the Participant’s Deferred Compensation Account by giving signed written notice of such designation to the Plan Administrator. The Participant may from time to time change or cancel any previous beneficiary designation in the same manner. The last beneficiary designation received by the Plan Administrator shall be controlling over any prior designation and over any testamentary or other disposition. After acceptance by the Plan Administrator of such written designation, it shall take effect as of the date on which it was signed by the Participant, whether the Participant is living at the time of such receipt, but without prejudice to the Company or any member of the Controlled Group or the Plan Administrator or their respective employees and agents on account of any payment made under this Plan before receipt of such designation.

SECTION 9. Nonassignability.

The right of a Participant, or beneficiary, or other person who becomes entitled to receive payments under this Plan, shall not be assignable or subject to garnishment, attachment, or any other legal process by the creditors of, or other claimants against, the Participant, beneficiary, or other such person.

SECTION 10. Administration.

(a)

The Plan shall be administered by the Plan Administrator. The Plan Administrator may delegate to employees of the Company or any member of the Controlled Group the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take such other steps deemed necessary, advisable, or convenient for the effective administration of the Plan in accordance with its terms and purpose, except that the Plan Administrator may not delegate any discretionary authority with respect to substantive decisions or functions regarding the Plan or

Benefits hereunder. The Plan Administrator may adopt such rules, regulations, and forms as deemed desirable for administration of the Plan and shall have the discretionary authority to allocate responsibilities under the Plan to such other persons as may be designated.

(b)	Any claim for benefits hereunder shall be presented in writing to the Plan Administrator for consideration, grant, or denial. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

(c)	In the case of a denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Plan Administrator. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period. A denial or partial denial of a claim will be dated and signed by the Plan Administrator and will clearly set forth:

(1)	the specific reason or reasons for the denial;

(2)	specific reference to pertinent Plan provisions on which the denial is based;

(3)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)	an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(d)

Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Trustee for a full and fair review of the denied claim by filing a written notice of appeal with the

Trustee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e)	The Trustee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:

(1)	the specific reason or reasons for the adverse determination;

(2)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(3)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(4)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

(f)	A decision will be rendered no more than 60 days after the Trustee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Trustee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(g)	To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

SECTION 11. Employment not Affected by Plan.

Participation or nonparticipation in this Plan shall neither adversely affect any person’s employment status nor confer any special rights on any person other than those expressly stated in the Plan. Participation in the Plan by an Employee of the Company or of a Participating Subsidiary shall not affect the Company’s or any Controlled Group member’s right to terminate the Employee’s employment or to change the Employee’s compensation or position.

SECTION 12. Determination of Recipients of Awards.

The determination of those persons who are entitled to Awards under an Incentive Compensation Plan and any other such plans shall be governed solely by the terms and provisions of the applicable plan or program, and the selection of an Employee as a Potential Participant or the acceptance of an indication of preference to defer an Award hereunder shall not in any way entitle such Potential Participant to an Award.

SECTION 13. Method of Providing Payments.

(a)	Nonsegregation. Amounts deferred pursuant to this Plan and the crediting of amounts to a Participant’s Deferred Compensation Account shall represent the Company’s unfunded and unsecured promise to pay compensation in the future. With respect to said amounts, the relationship of the Company and a Participant shall be that of debtor and general unsecured creditor. While the Company may make investments for the purpose of measuring and meeting its obligations under this Plan such investments shall remain the sole property of the Company subject to claims of its creditors generally, and shall not be deemed to form or be included in any part of the Deferred Compensation Account.

(b)	Funding. It is the intention of the Company that this Plan shall be unfunded for federal tax purposes and for purposes of Title I of ERISA; provided, however, that the Company may establish a grantor trust to satisfy part or all of its Plan payment obligations so long as the Plan remains unfunded for federal tax purposes and for purposes of Title I of ERISA.

SECTION 14. Amendment or Termination of Plan.

The Company reserves the right to amend this Plan from time to time or to terminate the Plan entirely, provided, however, that no amendment may affect the balance in a Participant’s account on the effective date of the amendment.

SECTION 15. Miscellaneous Provisions.

(a)	Except as otherwise provided herein, the Plan shall be binding upon the Company, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Company’s assets and business or with or into which the Company may be consolidated or merged.

(b)	This Plan shall be construed, regulated, and administered in accordance with the laws of the State of Texas except to the extent that said laws have been preempted by the laws of the United States.

(c)	It is the intention of the Company that, so long as any of ConocoPhillips’ equity securities are registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, this Plan shall be operated in compliance with 16(b) and, if any Plan provision or transaction is found not to comply with Section 16(b), that provision or transaction, as the case may be, shall be deemed null and void ab initio. Notwithstanding anything in the Plan to the contrary, the Company, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers and directors subject to Section 16(b) without so restricting, limiting or conditioning the Plan with respect to other Participants.

(d)	For purposes of this Plan, electronic communications and signatures shall be considered to be in writing if made in conformity with procedures which the Plan Administrator may adopt from time to time.

(e)	At the Effective Time, certain active employees of Phillips 66 and members of its controlled group ceased to participate in the Plan, and the liabilities, including liabilities related to benefits grandfathered from Code section 409A (i.e., amounts deferred and vested prior to January 1, 2005), for these participant’s benefits under the Plan were transferred to the members of the Phillips 66 controlled group and continued as the Phillips 66 Key Employee Deferred Compensation Plan. ConocoPhillips distributed its interest in Phillips 66 to its shareholders as of the Distribution. On and after the Effective Time, the Company, ConocoPhillips, other members of the Controlled Group (as determined after the Distribution), the Plan, any directors, officers, or employees of any member of the Controlled Group (as determined after the Distribution), and any successors thereto, shall have no further obligation or liability to, or on behalf of, any such participant with respect to any benefit, amount, or right transferred to or due under the Phillips 66 Key Employee Deferred Compensation Plan.

Further, as of the Distribution, the Restricted Stock and Restricted Stock Units of ConocoPhillips shall be converted into Restricted Stock and Restricted Stock Units of ConocoPhillips and restricted stock and restricted stock units of Phillips 66 as provided in the Agreement. The amounts to be credited to a Participant’s Deferred Compensation Account under Section 4(a) will be based on such Restricted Stock and Restricted Stock Units of ConocoPhillips and restricted stock and restricted stock units of Phillips 66 after the Distribution.

Furthermore, with regard to any valuation that occurs after the Distribution and which requires valuation of Stock or the common stock of Phillips 66 (“Phillips 66 Common Stock”), or of both, from a time on or before the Distribution and from a time after the Distribution, then the following shall apply, in order to allow the valuation to take into account the distribution by stock dividend of one share of Phillips 66 Common Stock for each two shares of Stock held at the Distribution:

(1)	The value of Stock or of Phillips 66 Common Stock determined as of any date after the Distribution shall be determined using market information related to each;

(2)	The value of Stock determined as of any date on or before the Distribution that does not also require a valuation of Stock as of any date after the Distribution shall be determined using market information related to Stock as it traded on or before the Distribution;

(3)	The value of Stock determined as of any date on or before the Distribution that also requires a valuation of Stock or of Phillips 66 Common Stock as of any date after the Distribution shall be deemed to be two-thirds of the value of Stock determined using market information related to Stock as it traded on or before the Distribution; and

(4)	The value of Phillips 66 Common Stock determined as of any date on or before the Distribution that also requires a valuation of Stock or of Phillips 66 Common Stock as of any date after the Distribution shall be deemed to be one-third of the value of Stock determined using market information related to Stock as it traded on or before the Distribution.

SECTION 16. Effective Date of the Restated Plan.

Title II of the Key Employee Deferred Compensation Plan of ConocoPhillips is hereby amended and restated as set forth in this 2012 Restatement effective as of the Effective Time and conditioned on the occurrence of the Distribution.

Executed this 19th day of April 2012, by a duly authorized officer of the Company.

/s/ Carin S. Knickel
Carin S. Knickel
Vice President, Human Resources

APPENDIX A

SELECT NEW HIRES TO TITLE II OF

THE KEY EMPLOYEE DEFERRED COMEPNSATION PLAN OF CONOCOPHILLIPS

For Select New Hires, as set forth in resolutions adopted from time to time by the Human Resources and Compensation Committee of the Board of Directors of ConocoPhillips, or its successor, the following provisions apply:

1. The Select New Hire will, effective on the first day of employment with the Controlled Group, become a Participant in Title II of the Key Employee Deferred Compensation Plan of ConocoPhillips. A Deferred Compensation Account will be created for the Select New Hire in the Plan. The amount set forth in the applicable resolution will be credited to the Deferred Compensation Account for the Select New Hire not later than 30 days after the first day of employment of the Select New Hire. Section 5(a) of the Plan shall be disregarded with respect to the Deferred Compensation Account, and in lieu thereof the Select New Hire shall be asked to complete and return to the Plan Administrator election forms to set the time and form of distribution with regard to the Deferred Compensation Account either before the first day of employment or no later than 30 days after the first day of employment. Other than with regard to the timing of the initial distribution election (as set forth in the preceding sentence), other provisions of Section 5 of the Plan shall apply to the Deferred Compensation Account, including default provisions in the event that a properly completed initial distribution election form is not received within the time set forth in the preceding sentence. For purposes of Section 5(b)(ii) of the Plan, the amount set forth in the applicable resolution shall be considered to be a deferred portion of an Incentive Compensation Plan award.

2. The resolution granting participation to the Select New Hire will also set the vesting schedule for the Deferred Compensation Account provided pursuant to paragraph 1 of this Appendix.

3. All other provisions of the Plan will apply to the Deferred Compensation Account and the Select New Hire as a Participant in the Plan.

4. Nothing in this Appendix is intended to affect the other operations of the Plan, such as Salary reductions and deferrals or Incentive Compensation Plan deferrals. If the Select New Hire is, under the provisions of the Plan, otherwise eligible to, participate in the Plan, the Select New Hire may do so in accordance with those provisions.